Exhibit 10.35

Pointe Financial Corporation

Annual Incentive Plan

Pointe Financial Corporation

Compensation Handbook 2004

Annual Incentive Plan

1. Purpose and Concept of the Plan

Pointe Financial, Inc. has implemented the Annual Incentive Plan to focus Company and Bank officers on successful operating performance that achieves strong earnings growth.

The Plan offers the opportunity to earn annual cash incentive awards depending on Pointe Financial’s performance versus its profit plan for the fiscal year. Actual earnings versus a pre-set performance range determine the total incentive pool and preliminary awards to participants. Individual job performance may increase or decrease a participant’s share of the incentive pool, without increasing the overall payout amount.

2. Selection of Eligible Participants

Generally, officers in the Bank and Holding Company at the Assistant Vice President level and above are eligible to participate in the Plan.

Prior to the beginning of each fiscal year, the CEO recommends participants, excluding himself, to the Compensation Committee of the Board (the Committee) for approval. Exhibit A provides a listing of eligible participants for the current year.

New participants may also be added during the fiscal year on a prorated basis. Participation in the Plan for a particular year does not guarantee future participation.

3. Incentive Opportunity

For each category of participants, a threshold, target, and maximum incentive award is established. The dollar value of potential incentive awards is calculated as a percent of a participant’s salary in effect at the beginning of the fiscal year, except in the case of participants added during the year. In those cases, incentives are based on a participant’s salary when the officer becomes a participant. Threshold, target, and maximum incentive award levels for participants are shown in Exhibit A.

Specific details of the anticipated current year awards at the threshold, target, and maximum incentive award levels are shown in Exhibit B.

3. Performance Period

A new plan cycle begins each fiscal year. Performance is based on final results at the end of the fiscal year.

Pointe Financial Corporation

Compensation Handbook 2004

Annual Incentive Plan

4. Establishing the Earnings Performance Range

As a part of the annual budgeting process, Pointe Financial forecasts revenues and expenses (including the total target incentive pool). From this budgeting process, target earnings (after estimates for incentive expense and taxes) along with threshold and stretch earnings levels are developed. Threshold, target, and stretch earnings represent the performance range used to calculated incentive earnings.

5. Calculating the Total Incentive Pool

Actual earnings are compared to the performance range to determine the total incentive pool. Earnings below the performance threshold result in no incentive pool. Earnings at the threshold, target, and stretch performance levels result in an incentive pool that corresponds to the sum of participants’ threshold, target, or maximum incentive award levels. Interpolation is used to calculate the total incentive pool if earnings fall between threshold and target, or target and stretch. If earnings exceed the stretch performance level, the total incentive pool is capped as the sum of the maximum incentive level for all participants.

6. Adjusting for Individual Participant Performance

The Chief Executive Officer, with input from other members of senior management, may adjust the actual incentive awards of individual participants based on an assessment of their job performance for the year. However, individual adjustments do not increase or decrease the overall incentive pool. In order to increase some participants’ awards, an equivalent decrease in other incentive awards must be made.

7. Timing of Payout and Vesting Schedule

Payout of earned awards are made as soon as accurate earnings information is available for the fiscal year. There is no vesting of awards and a participant must be employed by Pointe Financial on the date payments are made in order to qualify for an incentive award. Otherwise, no incentive payout is made.

In the event a participant’s employment terminates due to death, disability, or retirement during the fiscal year, a prorated incentive award is calculated, taking into account the participant’s individual performance through the date of termination.

Pointe Financial Corporation

Compensation Handbook 2004

Annual Incentive Plan

8. Actions in the Event of a Change of Control

In the event of a Change of Control, as defined in current officer employment agreements, performance is measured through the end of the most recently completed fiscal quarter. Earnings-to-date versus the performance range for the completed quarters of the year determine a prorated incentive pool and preliminary individual awards (based on the number of completed quarters). Preliminary awards are adjusted for individual job performance, without changing the prorated total incentive pool.

9. Plan Administration, Changes and Termination

The Committee is responsible for the administration of the Plan and determining changes to the plan. However, no changes to the Plan will be made retroactively; and are only made proactively for new fiscal years.

The Committee may terminate the Plan at any time for any reason; except that the Plan will remain in effect for the current fiscal year already underway. Any payouts earned for this fiscal year are paid out following standard procedures.